Exhibit 99.1

Global Water Resources Reports Fourth Quarter and Full Year 2023 Results

PHOENIX, AZ – March 6, 2024 – Global Water Resources, Inc. (NASDAQ: GWRS), a pure-play water resource management company, reported results for the fourth quarter and full year ended December 31, 2023. All comparisons are to the same year-ago period unless otherwise noted. The company will hold a conference call at 1:00 p.m. Eastern time tomorrow to discuss the results (see dial-in information below).
Financial Highlights
•Total revenue increased $1.3 million or 11.4% to $12.4 million in the fourth quarter of 2023. Total revenue increased $8.3 million or 18.6% to $53.0 million for the full year, which included $2.8 million of unregulated revenues.
•Net income increased $0.3 million or 38.5% to $1.1 million, or $0.05 per share in the fourth quarter of 2023. For the full year, net income increased 45.0% to $8.0 million or $0.33 per share.
•Adjusted EBITDA increased $0.3 million or 5.9% to $5.8 million in the fourth quarter and increased $2.5 million or 10.8% to $25.3 million for the full year (see definition of adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).
•In November 2023, announced an increase in dividends to $0.30096 per share on an annualized basis. The first monthly dividend payment at the new rate was paid on December 28, 2023 to holders of record on December 14, 2023.
Operational Highlights
•Active service connections increased 9.8% to 61,791 at December 31, 2023 as compared to year-end 2022. The increase was due to the acquisition of Farmers Water Co. (Farmers Water) completed in February 2023, and organic growth. Excluding Farmers Water, active service connections increased 3.7%.
•Water consumption increased 19.4% to 0.90 billion gallons in the fourth quarter of 2023. For the full year, water consumption increased 14.8% to 3.97 billion gallons.
•Recycled water volume increased 12.6% to 818 million gallons in the fourth quarter of 2023. For the full year, recycled water volume increased 6.2% to 1.4 billion gallons.
•Invested $3.7 million in infrastructure projects to support existing utilities and continued growth during the fourth quarter of 2023. For the full year, invested $22.3 million in infrastructure projects.
Subsequent Events

On October 26, 2023, the company entered into a note purchase agreement for the issuance of an aggregate principal amount of $20 million of 6.91% Senior Secured Notes due on January 3, 2034. Pursuant to the terms of the note purchase agreement, the company issued the notes on January 3, 2024.
On February 29, 2024, the company entered into a settlement agreement with the Arizona Corporation Commission (ACC) Utilities Division Staff regarding the Saguaro District rate case application for seven of the company’s regulated utilities, which will be considered by an Administrative Law Judge and the ACC for approval. The agreement includes, among other things, a recommended annual revenue increase of approximately $351,000, acquisition premiums for six of the company’s utilities, a capital structure matching the company’s previous rate of 55% equity with a 9.6% return on equity, consolidation of the seven utilities, and an accounting deferral for Rincon. There can be no assurance that the ACC will approve the settlement agreement and the ACC could take other actions as a result of the rate case. Further, it is possible that the ACC may determine to decrease future rates. There can also be no assurance as to the timing of when an approved rate increase (if any) would go into effect.
Management Commentary
“2023 was another year of strong progress across our business, including safety and compliance, business development, and top-line growth with increased profitability,” commented Global Water Resources president and CEO, Ron Fleming. “Our strong financial results were primarily driven by increased rates, and organic growth in connections along with the addition of new connections from the acquisition of Farmers Water.
“In 2022 and 2023, multi-family permits trended upwards, adding stability to the housing market. While we saw an overall weakness in the market for single-family housing in 2023, according to the W.P. Carey School of Business Greater Phoenix Blue Chip Panel Real Estate Consensus the outlook is improving. They anticipate permitting to increase in 2024 due to the improvement in the second half of 2023 combined with the expectations of modestly declining mortgage rates in 2024.
“According to the Arizona Commerce Authority, $76.3 billion of capital has been invested in Arizona for the years 2021 through 2023, which reflects an increase of 274% over the preceding three years. This has recently included major new manufacturing facility announcements by Taiwan Semiconductor, Intel, and Proctor & Gamble.”

Global Water Resources CFO, Mike Liebman, commented: “Our current capital resources of approximately $35 million reflects cash and cash equivalents, including $20 million from our recent issuance of new senior secured notes in January 2024, and the amount available for borrowing under our revolving line of credit. We believe our capital resources enable us to be a strong utility partner for the communities we have the privilege to serve and allow us to continue our growth initiatives.
“In addition to all of this increased growth, we anticipate the next few years to include various rate case activity at the Arizona Corporation Commission. During the fourth quarter 2023, the Company notified the Arizona Corporation Commission of its intention to file a rate case for Farmers during 2024 and for Santa Cruz and Palo Verde, where most of our customers reside, in 2025.”
Fleming concluded: “We continue to see organic and acquisitive growth opportunities, as the demand for innovative water and wastewater services continues to increase in the fast-growing Metropolitan Phoenix area. We expect the demand to drive growth across our business, which is supported by the outlook for continued population and job growth throughout metro-Phoenix and our other service areas. Finally, we continue to search for opportunities on the acquisition front and hope to have an announcement in the next quarter.
Financial Summary
Revenues

Revenues in the fourth quarter of 2023 increased $1.3 million or 11.4% to $12.4 million compared to $11.1 million in the same period in 2022. The increase in revenue was primarily attributable to the increase in rates related to Rate Decision No. 78644, new connections associated with the acquisition of Farmers Water in February 2023, and year-over-year organic growth in connections.
Revenues for the full year 2023 increased $8.3 million or 18.6% to $53.0 million. The increase was primarily due to elevated water consumption, revenue from infrastructure coordination and financing arrangements (ICFA) earned during 2023 that did not occur in the prior year, increased rates related to Rate Decision No. 78644, new connections associated with the acquisition of Farmers Water in February 2023, and organic connection growth. The elevated water consumption related to higher-than-average temperatures and lower-than-average precipitation also contributed to the top-line growth.
Operating Expenses
Operating expenses in the fourth quarter of 2023 increased approximately $0.8 million or 8.5% to $10.7 million compared to $9.9 million in the same period in 2022. The increase was primarily related to the acquisition of Farmers Water in February 2023, higher salaries and wages and employee related expenses due to an increase in head count, and increased depreciation expense as a direct result of the increase in fixed assets.
Operating expenses for the full year 2023 increased approximately $3.8 million or 10.4% to $40.7 million compared to $36.9 million in the same period in 2022. The increase was primarily related to the acquisition of Farmers Water in February 2023, higher salaries and wages and employee related expenses due to an increase in head count and a cost of living adjustment that impacted five months of 2022 as compared to all months of 2023. The increase in operating expenses was also due to higher power costs attributable to increased pump usage related to escalated consumption and additional connections, increased chemicals and supplies from both higher consumption and rising costs, and increased depreciation expense as a direct result of the increase in fixed assets. The increased operating expenses were partially offset by lower professional fees and regulatory expenses that were directly related to the rate case activity and acquisition-related matters in 2022.
Other Expense
Total other expense was $0.1 million in the fourth quarter of 2023, compared to $0.3 million in the same period in 2022.
Total other expense during the full year 2023 increased $0.1 million or 3.8% to $1.4 million compared to $1.4 million for the same period in 2022. The increase was related to a $0.1 million decrease in income associated with Buckeye growth premiums as a result of fewer new meter connections in the area, an increase in interest expense of $0.1 million, and a $0.1 million increase in other expenses, partially offset by an increase in the equity portion of allowance for funds used during construction (AFUDC) of $0.3 million for the year ended December 31, 2023.
Net Income
Net income totaled $1.1 million or $0.05 per share in the fourth quarter of 2023, compared to $0.8 million or $0.03 per share in the same period in 2022.
Net income increased $2.5 million to $8.0 million or $0.33 per share in 2023, as compared to net income of $5.5 million or $0.24 per share in 2022.

Adjusted EBITDA
Adjusted EBITDA increased $0.3 million or 5.9% to $5.8 million in the fourth quarter of 2023, as compared to $5.5 million in the same period in 2022.
Adjusted EBITDA increased $2.5 million or 10.8% to $25.3 million in 2023, as compared to $22.9 million in the same period in 2022.
Capital Resources
Cash and cash equivalents totaled $3.1 million at December 31, 2023, as compared to $6.6 million at December 31, 2022. The decrease was primarily due to the company’s expansion efforts and investment in infrastructure to support its growth within its service areas. As of December 31, 2023, the company had no notable near-term cash expenditures other than semiannual principal payments on its Series A and Series B senior secured notes in the amount of $1.9 million due in both June and December 2024.
Dividend Policy

In November 2023, the company announced that it increased its dividend to $0.30096 per share on an annualized basis. It recently declared a monthly cash dividend of $0.02508 per common share (or $0.30096 per share on an annualized basis), which will be payable on March 29, 2024 to holders of record at the close of business on March 14, 2024.
Business Strategy
Global Water's near-term growth strategy involves increasing service connections, improving operating efficiencies, and increasing utility rates as approved by the ACC. The company plans to continue to aggregate water and wastewater utilities, enabling the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.
Connection Rates
As of December 31, 2023, active service connections increased by 5,521 or 9.8% to 61,791, compared to 56,270 at December 31, 2022. The increase in active service connections was primarily due to new connections associated with the acquisition of Farmers and organic growth in connections.

Arizona’s Growth Corridor: Positive Population and Economic Trends
There was a trend of positive growth in new connections during 2022. For 2023, growth continued at a moderate rate during the first half of the year with the second half exhibiting increases in the rate of connection growth.
According to the most recent U.S. Census estimates, the Phoenix metropolitan statistical area (MSA) is the 11th largest MSA in the U.S. and had an estimated population of 5.0 million, an increase of 3.5% over the 4.8 million people reported in the 2020 Census. Metropolitan Phoenix continues to grow due to its comparatively affordable housing, excellent weather, large and growing universities, a diverse employment base, and low taxes. The Employment and Population Statistics Department of the State of Arizona predicts that the Phoenix metropolitan area will have a population of 5.8 million people by 2030 and 6.5 million by 2040. During the twelve months ended December 31, 2023, Arizona’s employment rate increased by 2.0%, ranking the state in the top twenty nationally for job growth.
Phoenix is being recognized as the top market for manufacturing growth and was ranked number one out of the top 15 growth markets for largest projected job gains by global real estate firm Newmark Group. According to the Newmark Group, the jobs promised as part of the major manufacturing developments topped the nation for both projected jobs added and manufacturing announcements in excess of $100 million.
Despite a slowdown in housing for the Phoenix metropolitan area primarily due to inflation and increased interest rates, management believes that Global Water is well-positioned to benefit from the growth expected in the Phoenix metropolitan area due to the availability of lots, existing infrastructure in place within the company’s services areas, and increased activity related to multi-family developments.
Conference Call
Global Water Resources will hold a conference call tomorrow to discuss its fourth quarter and full year 2023 results, including a question-and-answer period.

Date: Thursday, March 7, 2024
Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)
Toll-free dial-in number: 1-833-816-1435
International dial-in number: 1-412-317-0527
Conference ID: 10186360
Webcast (live and replay): here
The conference call webcast is also available via a link in the Investors section of the company’s website at www.gwresources.com.
Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you require any assistance connecting to the call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through March 21, 2024.
Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10186360
About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 29 systems which provide water, wastewater, and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. Global Water recycles over 1 billion gallons of water annually with a total of 16.3 billion gallons recycled since 2004.

The company has been recognized for its highly effective implementation of Total Water Management (TWM). TWM is an integrated approach to managing the entire water cycle that involves owning and operating water, wastewater and recycled water utilities within the same geographic area in order to maximize the beneficial use of recycled water. It enables smart water management programs such as remote metering infrastructure and other advanced technologies, rate designs, and incentives that result in real conservation. TWM helps protect water supplies in water-scarce areas experiencing population growth.
Global Water has received numerous industry awards, including national recognition as a ‘Utility of the Future Today’ for its superior water reuse practices by a national consortium of water and conservation organizations led by the Water Environment Federation (WEF). The company also received Cityworks’ 2022 Excellence in Departmental Practice Award for demonstrating leadership and creativity in applying public asset management strategies to daily operations and long-term planning.
To learn more, visit www.gwresources.com.
Use of Non-GAAP Measures
This press release contains certain financial measures that are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”), including, EBITDA, adjusted EBITDA, adjusted net income, adjusted basic earnings per common share and adjusted diluted earnings per common share. EBITDA is defined for the purposes of this press release as net income before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) option expense related to awards made to the board of directors and management; (iii) restricted stock expense related to awards made to executive officers; (iv) disposal of assets; and (v) ICFA revenue recognition. Adjusted net income and adjusted earnings per common share reflect net income and earnings per common share excluding (i) ICFA revenue and (ii) the amortization related to ICFA intangible assets.
Management believes that EBITDA, adjusted EBITDA, adjusted net income, adjusted earnings per common share, and adjusted diluted earnings per common share are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA, adjusted net income, adjusted earnings per common share, and adjusted diluted earnings per common share is also presented because management believes that it provides our investors a measure of our recurring core business. However, non-GAAP measures do not have a standardized meaning prescribed by GAAP, and investors are cautioned that non-GAAP measures, such as EBITDA, adjusted EBITDA, adjusted net income, adjusted earnings per common share, and adjusted diluted earnings per common share, should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA, adjusted EBITDA, adjusted net income, adjusted earnings per common share, and adjusted diluted earnings per common share may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA, adjusted EBITDA, adjusted net income, adjusted earnings per common share, and adjusted diluted earnings per common share to net income and earnings per common share, the most comparable GAAP measure, is included in the schedules attached to this press release.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release and the related conference call include certain forward-looking statements which reflect the company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements about our strategies; expectations about future business plans, prospective performance, growth, and opportunities, including expected growth in and around metropolitan Phoenix and the resulting potential for new service connections, as well as anticipated future growth potential from our investments in infrastructure; future financial performance; regulatory and ACC proceedings, decisions and approvals, such as the anticipated benefits resulting from Rate Decision No. 78644, including our expected collective revenue increase due to new water and wastewater rates and benefits from consolidation of rates, as well as our beliefs and expectations pertaining to ACC actions relating to our Southwest Plant and our recent settlement agreement entered into with ACC Utilities Division Staff; acquisition plans and our ability to complete additional acquisitions and the expected future benefits; our dividend policy; population and growth projections; technologies, including expected benefits from implementing such technologies; revenues; metrics; operating expenses; trends relating to our industry, market, population and job growth, and housing permits; the adequacy of our water supply to service our current demand and growth for the foreseeable future; liquidity and capital resources; plans and expectations for capital expenditures; cash flows and uses of cash; depreciation and amortization; tax payments; our ability to repay indebtedness and invest in initiatives; the anticipated impact and resolutions of legal matters; the anticipated impact of new or proposed laws, including regulatory requirements, tax changes, and judicial decisions; and other statements that are not historical facts as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors. Factors that may also affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent filings with the SEC. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.
Company Contact:
Michael J. Liebman
CFO and SVP
Tel (480) 999-5104
mike.liebman@gwresources.com
Investor Relations Contact:
Ron Both or Grant Stude
CMA
Tel (949) 432-7566
https://www.capitalmarketaccess.com/contact
Media Contact:
Tim Randall
CMA
Tel (949) 432-7572
https://www.capitalmarketaccess.com/contact

GLOBAL WATER RESOURCES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31, 2023	December 31, 2022
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Land	$ 2,674	$ 1,480
Depreciable property, plant and equipment	414,170	344,043
Construction work-in-progress	48,147	66,039
Other	697	697
Less accumulated depreciation	(142,367)	(124,522)
Net property, plant and equipment	323,321	287,737
CURRENT ASSETS:
Cash and cash equivalents	3,087	6,561
Accounts receivable, net	2,845	2,139
Customer payments in-transit	543	462
Unbilled revenue	2,755	2,557
Taxes, prepaid expenses and other current assets	2,494	2,439
Total current assets	11,724	14,158
OTHER ASSETS:
Goodwill	10,820	4,957
Intangible assets, net	8,841	10,139
Regulatory assets	2,898	3,169
Restricted cash	1,676	1,001
Right-of-use assets	1,741	1,891
Other noncurrent assets	74	34
Total other assets	26,050	21,191
TOTAL ASSETS	$ 361,095	$ 323,086
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 1,027	$ 2,173
Accrued expenses	7,129	8,056
Customer and meter deposits	1,628	1,682
Long-term debt, current portion	3,880	3,833
Leases, current portion	553	505
Total current liabilities	14,217	16,249
NONCURRENT LIABILITIES:
Line of credit	2,315	—
Long-term debt	101,341	104,945
Long-term lease liabilities	1,370	1,616
Deferred revenue - ICFA	19,656	20,974
Regulatory liabilities	6,076	6,371
Advances in aid of construction	111,529	93,656
Contributions in aid of construction, net	36,409	26,404
Deferred income tax liabilities, net	8,284	5,949
Acquisition liabilities	3,048	1,773
Other noncurrent liabilities	8,230	755
Total noncurrent liabilities	298,258	262,443
Total liabilities	312,475	278,692

SHAREHOLDERS’ EQUITY:
Common stock, $0.01 par value, 60,000,000 shares authorized; 24,492,918 and 24,095,139 shares issued as of December 31, 2023 and December 31, 2022, respectively.	240	239
Treasury stock, 317,677 and 224,093 shares at December 31, 2023 and December 31, 2022, respectively.	(2)	(2)
Paid in capital	47,585	44,157
Retained earnings	797	—
Total shareholders’ equity	48,620	44,394
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$ 361,095	$ 323,086

GLOBAL WATER RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2023	2022
REVENUES:
Water services	$ 24,860	$ 20,885
Wastewater and recycled water services	25,382	23,843
Unregulated revenues	2,786	—
Total revenues	53,028	44,728

OPERATING EXPENSES:
Operations and maintenance	12,669	10,889
General and administrative	16,636	16,130
Depreciation and amortization	11,437	9,890
Total operating expenses	40,742	36,909
OPERATING INCOME	12,286	7,819

OTHER INCOME (EXPENSE):
Interest income	52	65
Interest expense	(4,882)	(4,759)
Allowance for equity funds used during construction	981	723
Other, net	2,417	2,592
Total other expense	(1,432)	(1,379)

INCOME BEFORE INCOME TAXES	10,854	6,440
INCOME TAX EXPENSE	(2,872)	(934)
NET INCOME	$ 7,982	$ 5,506

Basic earnings per common share	$ 0.33	$ 0.24
Diluted earnings per common share	$ 0.33	$ 0.24
Dividends declared per common share	$ 0.30	$ 0.30

Weighted average number of common shares used in the determination of:
Basic	24,044,950	23,172,733
Diluted	24,129,542	23,332,356

GLOBAL WATER RESOURCES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended December 31,
	2023	2022	Change	% Change
REVENUES:
Water services	$ 5,944	$ 5,031	$ 913	18.1%
Wastewater and recycled water services	6,424	6,073	351	5.8%
Unregulated revenues	—	—	—	— %
Total revenues	12,368	11,104	1,264	11.4%

OPERATING EXPENSES:
Operations and maintenance	3,112	2,629	483	18.4%
General and administrative	4,702	4,551	151	3.3%
Depreciation and amortization	2,892	2,691	201	7.5%
Total operating expenses	10,706	9,871	835	8.5%
OPERATING INCOME	1,662	1,233	429	34.8%

OTHER INCOME (EXPENSE):
Interest income	41	40	1	— %
Interest expense	(1,173)	(1,404)	231	(16.5) %
Allowance for equity funds used during construction	203	723	(520)	(71.9) %
Other, net	798	362	436	120.4%
Total other expense	(131)	(279)	644	—

INCOME BEFORE INCOME TAXES	1,531	954	577	60.5%
INCOME TAX EXPENSE	(388)	(129)	(259)	200.8%
NET INCOME	$ 1,143	$ 825	$ 318	38.5%
Net Income Margin

Basic earnings per common share	$ 0.05	$ 0.03
Diluted earnings per common share	$ 0.05	$ 0.03
Dividends declared per common share	$ 0.07	$ 0.07

Weighted average number of common shares used in the determination of:
Basic	24,174,444	23,870,350
Diluted	24,221,481	23,971,848

GLOBAL WATER RESOURCES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	7,981	$ 5,506
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred compensation	1,325	1,529
Depreciation and amortization	11,437	9,889
Right of use amortization	324	182
Amortization of deferred debt issuance costs and discounts	44	44
(Gain) Loss on disposal of fixed assets	(63)	4
Provision for credit losses	68	103
Deferred income tax expense	2,394	1,367
Changes in assets and liabilities
Accounts receivable	(702)	(248)
Other current assets	(292)	210
Accounts payable and other current liabilities	(635)	(1,830)
Other noncurrent assets	312	387
Other noncurrent liabilities	3,200	6,193
Net cash provided by operating activities	25,393	23,336

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(22,312)	(33,984)
Cash paid for acquisitions, net of cash acquired	(6,246)	(180)
Other cash flows from investing activities	(40)	(24)
Net cash used in investing activities	(28,598)	(34,188)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(7,185)	(6,889)
Advances in aid of construction	1,510	2,344
Refunds of advances for construction	(1,171)	(1,140)
Proceeds from stock option exercise	9	3
Payments for taxes related to net shares settlement of equity awards	(373)	(585)
Principal payments under finance lease	(525)	—
Line of credit borrowings, net	2,315	—
Loan borrowings	260	—
Loan repayments	(29)	259
Repayments of bond	(3,833)	(3,833)
Proceeds from sale of stock	2,748	14,812
Payments of offering costs for sale of stock	(20)	—
Other contributions	6,700	—
Net cash provided by financing activities	406	4,971
INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(2,799)	(5,881)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	7,562	13,443
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period	4,763	7,562

Supplemental disclosure of cash flow information:

	Year Ended December 31,
	2023	2022
Cash and cash equivalents	$ 3,087	$ 6,561
Restricted Cash	1,676	1,001
Total cash, cash equivalents, and restricted cash	$ 4,763	$ 7,562

A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for the three months and years ended December 31, 2023 and 2022 is as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net Income	$ 1,143	$ 825	$ 7,982	$ 5,506
Income tax expense	388	129	2,872	934
Interest income	(41)	(40)	(52)	(65)
Interest expense	1,173	1,404	4,882	4,759
Depreciation	2,892	2,691	11,437	9,890
EBITDA	5,555	5,009	27,121	21,024
ICFA revenue	—	—	(2,786)	—
Management option expense	0	39	92	174
(Gain) loss on disposal of fixed assets	20	7	(63)	4
Restricted stock expense	235	395	972	1,344
Rate case adjustment	—	38	—	314
EBITDA adjustments	255	479	(1,785)	1,836
Adjusted EBITDA	$ 5,810	$ 5,488	$ 25,336	$ 22,860

A reconciliation of net income to adjusted net income for the three months and years ended December 31, 2023 and 2022 is as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net Income	$ 1,143	$ 825	$ 7,982	$ 5,506
ICFA revenue	—	—	(2,786)	—
ICFA intangible amortization expense	414		414
Income tax expense on items above	(104)	—	598	—
Adjusted Net Income	$ 1,453	$ 825	$ 6,208	$ 5,506

A reconciliation of basic earnings per share to adjusted basic earnings per share for the three months and years ended December 31, 2023 and 2022 is as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Basic earnings per common share	$ 0.05	$ 0.03	$ 0.33	$ 0.24
ICFA revenue	—	—	(0.12)	—
ICFA intangible amortization expense	0.02	—	0.02	—
Income tax expense on items above	—	—	0.03	—
Adjusted basic earnings per common share	$ 0.07	$ 0.03	$ 0.26	$ 0.24
Weighted average number of common shares used in determination of:
Basic	24,174,444	23,870,350	24,044,950	23,172,733

A reconciliation of diluted earnings per share to adjusted diluted earnings per share for the three months and years ended December 31, 2023 and 2022 is as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Diluted earnings per common share	$ 0.05	$ 0.03	$ 0.33	$ 0.24
ICFA revenue	—	—	(0.12)	—
ICFA intangible amortization expense	0.02	—	0.02	—
Income tax expense on items above	—	—	0.03	—
Adjusted diluted earnings per common share	$ 0.07	$ 0.03	$ 0.26	$ 0.24
Weighted average number of common shares used in determination of:
Diluted	24,221,481	23,971,848	24,129,542	23,332,356